Exhibit 99.1
CONTACT:      JOSEPH MACNOW
(201) 587-1000
210 Route 4 East
Paramus, NJ, 07652
FOR IMMEDIATE RELEASE — November 2, 2009
Vornado Realty Trust Announces Cash Tender Offers for Any and All of Its 3.625% Convertible
Senior Debentures Due 2026 and Its 2.85% Convertible Senior Debentures Due 2027
     PARAMUS, NEW JERSEY — Vornado Realty Trust (NYSE: VNO) (“Vornado”) today announced that it has commenced cash tender offers for any and all of its $886,969,000 principal amount of outstanding 3.625% Convertible Senior Debentures due 2026 (CUSIP No. 929043AE7) (the “2026 Debentures”) and its $1,125,938,000 principal amount of outstanding 2.85% Convertible Senior Debentures due 2027 (CUSIP No. 929042AC3) (the “2027 Debentures” and together with the 2026 Debentures, the “Securities”), each of which is guaranteed by Vornado Realty L.P. (the “Operating Partnership”), the operating partnership through which Vornado conducts its business and holds substantially all of its assets. Vornado intends to pay for all of the Securities purchased pursuant to the tender offers from available cash received from the Operating Partnership. The Offer to Purchase, dated today, and the related letter of transmittal, set forth the complete terms of the tender offers.
     Upon the terms and subject to the conditions of the tender offers, the Securities will be purchased at a purchase price of $1,000 per $1,000 in principal amount of such Securities, in each case validly tendered and accepted for purchase, plus accrued and unpaid interest, if any, to, but not including, the date on which payment is made for the Securities that are purchased pursuant to the tender offers. The tender offers will each expire at 12:00 midnight, New York City time, on December 1, 2009, unless extended by Vornado (the “Expiration Time”). Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled applicable Expiration Time. Tendered Securities may be withdrawn prior to the applicable Expiration Time.
     The tender offers are subject to certain customary conditions described in the Offer to Purchase. The tender offers are not conditioned upon the tender of any minimum principal amount of Securities. Vornado may, subject to applicable law, and as stated in the Offer to Purchase, amend, extend or terminate the tender offers.
     Vornado has retained BofA Merrill Lynch and Goldman, Sachs & Co. to serve as the Dealer Managers and has retained Global Bondholder Services Corporation to serve as the information agent for the tender offers. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at 212-430-3774 or 866-470-3900, or in writing at 65 Broadway — Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the tender offers may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or Goldman, Sachs & Co. at (800) 828-3182 (toll free).
     Vornado, the Operating Partnership, the Board of Trustees of Vornado, the information agent or either of the Dealer Managers do not make any recommendation as to whether holders of the Securities should tender or refrain from tendering Securities.

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     The complete terms and conditions of each tender offer are set forth in the Offer to Purchase that is being sent to holders of the Securities and is also available online on the Securities and Exchange Commission’s (the “SEC’s”) website at www.sec.gov as an exhibit to the Tender Offer Statement on Schedule TO filed by Vornado with the SEC on November 2, 2009.
     This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell, or to solicit any consents related to, the Securities. The offers to purchase Securities will only be made pursuant to the Offer to Purchase and related letter of transmittal that Vornado has filed with the SEC and will be mailed to holders of Securities. Holders of Securities should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the tender offers.
Vornado Realty Trust is a fully integrated equity real estate investment trust.
     Certain statements contained herein may constitute “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vornado to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments, general competitive factors and the risk factors discussed in documents filed by Vornado from time to time with the SEC, including the Vornado’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
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